Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to and in accordance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, each party agrees to the joint filing, on behalf of each of them, of any filing required by such party under Section 13 or Section 16 of the Exchange Act of any rule or regulation thereunder (including any amendment, restatement, supplement and/or exhibit thereto) with the Securities and Exchange Commission (and, if such security is registered on a national securities exchange, also with the exchange), and further agrees to the filing, furnishing and/or incorporation by reference of this agreement as an exhibit thereto.  The agreement shall remain in full force and effect until revoked by either party hereto in a signed writing provided to each other party hereto, and then only with respect to such revoking party.

IN WITNESS WHEREOF, each party hereto, being duly authorized, has caused this agreement to be executed and effective as of the date written below.

Dated:           December 16, 2014

Lennox Capital Partners, LP By: RDS Holdings, Inc., its general partner By: /s/ Richard D. Squires Richard D. Squires President	RDS Holdings, Inc. By: /s/ Richard D. Squires Richard D. Squires President
Richard D. Squires By: /s/ Richard D. Squires Richard D. Squires	Brian D. Ladin By: /s/ Brian D. Ladin Brian D. Ladin
Delos Investment Management LLC By: /s/ Brian D. Ladin Brian D. Ladin Managing Member	Southern Investments I LLC By: /s/ Brian D. Ladin Brian D. Ladin Manager
TC Global Management LLC By: /s/ Brian D. Ladin Brian D. Ladin Manager	BRL Family LLC By: /s/ Brian D. Ladin Brian D. Ladin Manager
BRL TX-Family LP By: BRL Family LLC, its general partner By: /s/ Brian D. Ladin Brian D. Ladin Manager